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                                                                       Exhibit 1

                    OHIO NATIONAL LIFE ASSURANCE CORPORATION

                           BOARD OF DIRECTORS' MINUTES


A regular stated meeting of the Board of Directors of Ohio National Life Assurance Corporation was held in Cincinnati, Ohio at 9:10 a.m. on the sixth day of May, 1985, in accordance with the Code of Regulations and pursuant to notice given by the Assistant Secretary.

Present: Messrs. Saum, Warnemunde, Breeze, Brown, True and Krohn.
Guest: Mr. Benedict.

The minutes of the meeting of September 5, 1984, were read and approved.

The election of officers was declared to be in order. Following discussion of various related subjects, the following officers were elected for the ensuing year or until their respective successors are elected and shall have qualified:

         Chairman                                               B. Saum
         President and Chief Executive Officer                  B. Warnemunde
         Executive Vice President                               W. Breeze
         Executive Vice President, Investments                  C. Brown
         Senior Vice President and Actuary                      W. True
         Senior Vice President, Administrative Services         C. Krohn
         Senior Vice President, Individual Insurance            C. Rice
         Vice President, Marketing                              G. Pearson
         Vice President, Individual Insurance Services          D. Pennington
         Treasurer                                              P. Bergmann
         Secretary                                              D. Zimmerman
         Assistant Secretary                                    R. Benedict

The corporation's 1984 Annual Statement was reviewed and discussed. Mr. True noted that the corporation could have been eligible for a Best's rating for its 1984 condition, but because of negative earnings such rating would have been B+. Inasmuch as such a substantial portion of the corporation's business went on the books during 1983 and 1984, Best's will wait three more years before rating the corporation. It was noted that Best's is likely to begin rating related life companies on a consolidated basis.

Mr. True indicated that the 1984 loss in the corporation's summary of operations resulted not only from the high volume of new business, but also from changes in the tax law. Fast-growing small companies are no longer protected by Section 818(c) of the Internal Revenue Code.

The Directors then agreed to establish a separate account and to direct the officers to take all steps necessary to register such separate account and life insurance products to be issued thereunder pursuant to the following resolutions:


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         WHEREAS, Section 3907.15 of the Ohio Revised Code authorizes a domestic life insurance company to issue policies providing benefits or other contractual payments payable in fixed or variable dollar amounts, or both, and to allocate to one or more separate accounts any amounts to be applied to provide such benefits or contractual payments;

         NOW, THEREFORE, BE IT RESOLVED, that a separate account of the corporation be hereby established and designated as Ohio National Variable Account R.

         RESOLVED, FURTHER, that the income and any gains or losses, realized or unrealized, in Ohio National Variable Account R shall be credited to or charged against the amounts allocated to such account without regard to other income, gains or losses of the corporation.

         RESOLVED FURTHER, that Ohio National Variable Account R be subdivided into one or more subaccounts as the Board may determine from time to time and, for the present, such subaccounts shall be designated as the Equity subaccount, Money Market subaccount, Bond subaccount and Omni subaccount, and that each of said subaccounts shall invest all of its assets in the corresponding portfolio of Ohio National Fund, Inc. or such other investment company or portfolio of a series investment company as this Board may determine from time to time.

         RESOLVED FURTHER, that Ohio National Variable Account R be registered as a unit investment trust under the Investment Company Act of 1940, as amended, and that application be made by the officers of the corporation for such exemption from the Act as may be necessary or appropriate.

         RESOLVED FURTHER, that the corporation shall offer for sale flexible premium or scheduled premium variable life insurance policies or contracts providing benefits or other contractual payments payable in variable or fixed and variable dollar amounts substantially in the form presented to this meeting, and to allocate amounts to be applied to provide such benefits or payments to one or more subaccounts of Ohio National Variable Account R.

         RESOLVED FURTHER, that registration statements, and any amendments thereto, relating to such flexible premium variable life insurance policies as may be offered to the public be filed with the United States Securities and Exchange Commission in accordance with the provisions of the Securities Act of 1933, as amended.

The Directors reviewed the proposed agreement of custodianship to be entered into between the corporation and Connecticut National Bank with respect to Variable Account R. The following resolution was adopted:

         RESOLVED, that the officers of this corporation be hereby authorized to negotiate and enter into an agreement of custodianship, substantially in the form presented


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         to this meeting between the corporation and Connecticut National Bank providing for said Bank to act as the custodian of the assets of, and agent for, Ohio National Variable Account R.

The Directors then reviewed the proposed form of distribution agreement to be entered into between the corporation and The O.N. Equity Sales Company. The following resolution was adopted:

         RESOLVED, that the officers of this corporation be hereby authorized to enter into a distribution agreement, substantially in the form presented to this meeting, with The O.N. Equity Sales Company, providing for such Company to act as the exclusive principal securities underwriter, by the terms of which said Company shall sell and distribute through its registered representatives and other broker-dealers as agreed to among the parties, the flexible premium variable life insurance policies issued with respect to Ohio National Variable Account R.

The Directors considered the program by which Bankers Life Insurance Company of Nebraska will have all of its disability income insurance reinsured and administered by this corporation. The following resolutions were adopted:

         RESOLVED, that the officers of this corporation are hereby authorized and directed to enter into and execute on behalf of the corporation a disability income reinsurance agreement with Bankers Life Insurance Company of Nebraska ("Bankers"), under the terms of which all of Bankers' liability for disability income and ancillary benefits written by agents of Bankers shall be ceded to and reinsured by this corporation.

         RESOLVED FURTHER, that the officers of this corporation are hereby authorized to enter into and execute on behalf of the corporation a disability income administration agreement with Bankers, under the terms of which this corporation shall provide such services as are necessary and appropriate in respect of the administration of disability income business to be written by Bankers and fully reinsured by this corporation.

There being no further business, the meeting was adjourned.


/s/Burnell F. Saum                     /s/Ronald L. Benedict
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Burnell F. Saum, Chairman              Ronald L. Benedict, Assistant Secretary










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